Exhibit 99.1

LETTER OF LIQUIDATING DISTRIBUTION

August 11, 2016

Re: Final Distribution under Plan of Liquidation

Dear Vestin Fund III Members:

In accordance with the plan of complete liquidation and dissolution (the "Plan") of Vestin Fund III LLC (the "Fund"), which was approved by a majority of the members at a special meeting held on July 2, 2009, the Fund has now completed the orderly liquidation of its assets. Enclosed is your final distribution under the Plan.

This final liquidating distribution is made to all Fund Members and is in the aggregate amount of $1,102,839.18.  The enclosed payment represents your portion of the $1,102,839.18 and was calculated based upon the units you own divided by the total units outstanding, which represents your percentage ownership interest in the Fund.

There will be no more distributions and the Fund will be completely dissolved as soon as practicable.  As soon as it is completely dissolved you will receive your final K-1, along with additional information regarding the dissolution and liquidation.

If you have any questions please feel free to contact us.

Sincerely,

Michael V. Shustek
Chief Executive Officer and Manager
of Vestin Mortgage, LLC., Manager of Vestin Fund III, LLC